Exhibit 99.1

For Immediate Release

Cephalon Reported Strong Financial Results

For The First Quarter Of 2011

First Quarter 2011 Sales Increased 28 Percent To $736 Million

Adjusted Net Income Increased 10 Percent To $158 Million

Board Concludes That Teva Pharmaceuticals Offer Maximizes Cephalon Shareholder Value

Frazer, Pa. — May 3, 2011 — Cephalon, Inc. (Nasdaq: CEPH) today reported first quarter 2011 net sales of $736.0 million, a 28 percent increase compared to net sales of $576.7 million for the first quarter of 2010.  Basic income per common share for the period was $2.79.  Excluding amortization expense and certain other items, adjusted net income for the first quarter of 2011 was $158.4 million, a 10 percent increase over the same period in 2010.  Basic adjusted income per common share for the quarter was $2.09, a 9 percent increase over the $1.92 for the first quarter of 2010.  Sales and earnings were within the previously announced guidance range.

Central nervous system (CNS) franchise net sales were $334.7 million during the quarter, a 7 percent increase compared to the same period last year.  Pain franchise reported net sales of $130.5 million, a 13 percent increase versus first quarter 2010.  Oncology franchise net sales were $149.1 million, a 35 percent increase over the same period last year due to strong net sales of TREANDA® (bendamustine hydrochloride) of $117.7 million.  Sales of other products increased to $121.6 million, from $38.3 million in 2010, primarily due to the addition of Mepha products sales.

During the first quarter 2011 Cephalon recorded net cash provided by operating activities of $147.8 million and ended the period with $1.16 billion of cash and cash equivalents.

On May 2, 2011 Cephalon announced the signing of a definitive agreement under which Teva Pharmaceutical Industries Ltd. will acquire all of the outstanding shares of Cephalon for $81.50 per share in cash.

“After analyzing a full range of strategic options our Board concluded that the Teva offer provides the maximum shareholder value for Cephalon shareholders,” said Kevin Buchi, Chief Executive Officer. “Based on these 2011 quarterly earnings, Cephalon is once again off to

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0065

another very strong start.  Given this performance, we expect that our full year earnings will meet or even exceed our previous guidance.  However, due to our pending merger with Teva announced on Monday, we will no longer be providing 2011 guidance.”

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world.  Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide.  The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in approximately 100 countries.  More information on Cephalon and its products is available at http://www.cephalon.com

# # #

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding Teva’s proposed acquisition of Cephalon; anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial results attached to this press release include “Adjusted Net Income,” “Basic Adjusted Income per Common Share,” “Adjusted Net Income Guidance,” “Basic Adjusted Income per Common Share Guidance,” and “Diluted Adjusted Income Per Common Share,” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

Source: Cephalon, Inc.

Contacts:
Media:	Investors:
Fritz Bittenbender	Robert (Chip) Merritt
610-883-5855	610-738-6376
fbittenb@cephalon.com	cmerritt@cephalon.com

2

Natalie deVane	Joseph Marczely
610-727-6536	610-883-5894
ndevane@cephalon.com	jmarczely@cephalon.com

3

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUES:
Net Sales	$736,002	$576,681
Other revenues	9,111	19,904
	745,113	596,585
COSTS AND EXPENSES:
Cost of sales	157,983	105,043
Research and development	122,313	105,377
Selling, general and administrative	250,686	204,641
Change in fair value of contingent consideration	1,801	—
Restructuring charges	858	744
Acquired in-process research and development	30,000	—
Impairment and (gain) loss on sale of assets	5,648	—
	569,289	415,805

INCOME FROM OPERATIONS	175,824	180,780

OTHER INCOME (EXPENSE):
Interest income	1,017	1,930
Interest expense	(24,207)	(26,791)
Change in fair value of investments	164,735	—
Other income (expense), net	(3,028)	(7,271)
	138,517	(32,132)

INCOME BEFORE INCOME TAXES	314,341	148,648

INCOME TAX EXPENSE	102,731	48,311

NET INCOME	211,610	100,337

NET (INCOME) LOSS ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	(522)	10,228

NET INCOME ATTRIBUTABLE TO CEPHALON, INC.	$211,088	$110,565

BASIC INCOME PER COMMON SHARE	$2.79	$1.47

DILUTED INCOME PER COMMON SHARE	$2.64	$1.35

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ATTRIBUTABLE TO CEPHALON, INC.	75,743	74,990

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION ATTRIBUTABLE TO CEPHALON, INC.	79,836	81,811

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

(Unaudited)

	Three Months Ended March 31,
	2011		2010

GAAP NET INCOME ATTRIBUTABLE TO CEPHALON, INC.	$211,088		$110,565

Cost of sales adjustments	29,118	(1)	30,966	(1)
Research and development adjustments	—		359	(2)
Selling, general and administrative adjustments	930	(3)	2,277	(3)
Change in contingent consideration adjustments	1,801	(4)	—
Restructuring charges	858	(5)	744	(5)
Acquired in-process research and development	30,000	(6)	—
Impairment and (gain) loss on sale of assets	5,648	(7)	—
Interest expense	15,675	(8)	17,579	(8)
Change in fair value of investment	(164,735	)(9)	—
Other income (expense)	506	(10)	6,169	(10)
Income taxes	27,484	(11)	(24,673	)(11)
*Noncontrolling Interest adjustments:
Other revenues	—		(31)
Research and development	203		8,112
Selling, general and administrative	357		3,022
Other income (expense)	—		165
Interest income	—		(7)
Interest expense	299		157
Income taxes	—		(1,190)
Less amount attributable to noncontrolling interest	(859)		(10,228)
	(52,715)		33,421

ADJUSTED NET INCOME	$158,373		$143,986

BASIC ADJUSTED INCOME PER COMMON SHARE	$2.09		$1.92

DILUTED ADJUSTED INCOME PER COMMON SHARE	$1.98		$1.76

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	75,743		74,990

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	79,836		81,811

Notes to Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

*                 Amounts recorded by our Variable Interest Entities that have been excluded from net income attributable to Cephalon, Inc.

(1)          To exclude the on-going amortization of acquired intangible assets ($29.1M in 2011; $25.8M in 2010) and accelerated depreciation related to restructuring ($5.2M in 2010).

(2)          To exclude accelerated depreciation related to restructuring.

(3)          To exclude charges related to the acquisition of Mepha GmbH ($0.7M in 2011; $2.3M in 2010), Mesoblast Limited ($0.1M in 2011) and GeminX Pharmaceuticals ($0.1M in 2011).

(4)          In 2011, to exclude the change in fair value of the Ception Therapeutics, Inc. ($1.3M) and BioAssets Development Company ($0.5M) contingent consideration.

(5)          To exclude costs related to restructurings.

(6)          In 2011, to exclude costs related to the acquisition of worldwide license rights to Mesoblast Limited’s proprietary technology platform.

(7)          In 2011, to exclude costs associated with our plan to sell our manufacturing facility in Mitry Mory, France ($6.1M), offset by a gain on the sale of our facility in Savigny le Temple, France ($0.4M).

(8)          To exclude imputed interest expense associated with convertible debt.

(9)          In 2011, to exclude the change in fair value of our investments in Mesoblast Limited ($159.6M) and ChemGenex Pharmaceuticals Limited ($5.1M).

(10)    To exclude losses on currency forward contracts and options used to manage foreign exchange rate risk related to the Mesoblast acquisition in 2011 and the Mepha GmbH acquisition in 2010.

(11)    To reflect the tax effect of pre-tax adjustments at the applicable tax rates and certain other tax adjustments primarily related to changes in valuation allowances, and other changes in tax assets and liabilities.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED SALES DETAIL

(In thousands)

(Unaudited)

	Three Months Ended						%
	March 31,						Increase
	2011			2010			(Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
CNS
Proprietary CNS
PROVIGIL	$243,343	$15,053	$258,396	$244,601	$17,850	$262,451	(1)%	(16)%	(2)%
NUVIGIL	52,032	—	52,032	34,922	—	34,922	49	—	49
GABITRIL	11,038	1,089	12,127	8,299	1,462	9,761	33	(26)	24
Other Proprietary CNS	—	2,353	2,353	—	3,006	3,006	—	(22)	(22)
Generic CNS	—	9,775	9,775	—	2,311	2,311	—	323	323
CNS	306,413	28,270	334,683	287,822	24,629	312,451	6	15	7

Pain
Proprietary Pain
FENTORA	39,043	7,358	46,401	38,480	3,729	42,209	1	97	10
AMRIX	23,032	—	23,032	25,135	—	25,135	(8)	—	(8)
Other Proprietary Pain	—	61	61	—	59	59	—	3	3
Generic Pain
ACTIQ	15,486	12,669	28,155	14,940	18,491	33,431	4	(31)	(16)
Generic OTFC	9,023	—	9,023	12,779	—	12,779	(29)	—	(29)
Other Generic Pain	—	23,866	23,866	—	2,142	2,142	—	1014	1014
Pain	86,584	43,954	130,538	91,334	24,421	115,755	(5)	80	13

Oncology
Proprietary Oncology
TREANDA	117,725	—	117,725	81,257	—	81,257	45	—	45
Other Proprietary Oncology	5,503	19,734	25,237	4,555	20,191	24,746	21	(2)	2
Generic Oncology	—	6,178	6,178	—	4,154	4,154	—	49	49
Oncology	123,228	25,912	149,140	85,812	24,345	110,157	44	6	35

Other
Other Proprietary	6,005	2,214	8,219	5,364	—	5,364	12	100	53
Other Generic	7,151	106,271	113,422	4,096	28,858	32,954	75	268	244
Other	13,156	108,485	121,641	9,460	28,858	38,318

	$529,381	$206,621	$736,002	$474,428	$102,253	$576,681	12%	102%	28%

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2011	2010
CURRENT ASSETS:
Cash and cash equivalents	$1,160,657	$1,160,239
Receivables, net	506,437	431,333
Inventory, net	293,905	291,360
Deferred tax assets, net	211,523	213,798
Other current assets	72,360	54,845
Total current assets	2,244,882	2,151,575

INVESTMENTS ($471,254 and $155,808 at fair value in 2011 and 2010, respectively)	493,509	168,494
PROPERTY AND EQUIPMENT, net	499,672	502,856
GOODWILL	836,636	822,071
INTANGIBLE ASSETS, net	1,248,622	1,212,387
DEBT ISSUANCE COSTS	13,101	14,196
OTHER ASSETS	24,254	20,254
	$5,360,676	$4,891,833

CURRENT LIABILITIES:
Current portion of long-term debt, net	$663,684	$651,997
Accounts payable	119,777	104,477
Accrued expenses	550,443	460,141
Total current liabilities	1,333,904	1,216,615

LONG-TERM DEBT	398,475	391,416
DEFERRED TAX LIABILITIES, net	182,100	172,589
OTHER LIABILITIES	258,952	273,438
Total liabilities	2,173,431	2,054,058

REDEEMABLE EQUITY	161,969	170,183

EQUITY:
Cephalon Stockholders’ Equity
Common stock, $0.01 par value	793	791
Additional paid-in capital	2,477,973	2,428,450
Treasury stock, at cost	(225,874)	(225,870)
Accumulated earnings	458,174	247,086
Accumulated other comprehensive income	246,528	182,975
Total Cephalon stockholders’ equity	2,957,594	2,633,432
Noncontrolling Interest	67,682	34,160
Total equity	3,025,276	2,667,592
	$5,360,676	$4,891,833

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$211,610	$100,337
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense (benefit)	9,609	(1,045)
Shortfall tax benefits from stock-based compensation	(243)	(16)
Depreciation and amortization	47,469	48,353
Stock-based compensation expense	5,870	8,830
Amortization of debt discount and debt issuance costs	16,217	18,144
Changes in fair value of investments	(164,735)	—
Loss on foreign exchange contracts	506	6,169
Impairment and (gain) loss on sale of assets	5,648	—
Other	(25)	255
Changes in operating assets and liabilities:
Receivables	(64,528)	20,308
Inventory	8,269	(2,383)
Other assets	(16,795)	(348)
Accounts payable and accrued expenses	104,700	39,449
Other liabilities	(15,814)	(4,498)
Net cash provided by operating activities	147,758	233,555

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,671)	(9,613)
Proceeds from sale of property and equipment	818	—
Cash balance from consolidation of variable interest entity	15,513	—
Purchases of investments	(176,104)	—
(Cash settlements of) proceeds from foreign exchange contracts	1,516	(6,155)
Net cash used for investing activities	(169,928)	(15,768)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under the employee stock purchase plan	349	—
Proceeds from exercises of common stock options	11,745	13,804
Windfall tax benefits from stock-based compensation	1,505	23
Acquisition of treasury stock	(4)	(33)
Payments on and retirements of long-term debt	(711)	(2,577)
Net cash provided by financing activities	12,884	11,217

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	9,704	(2,186)

NET INCREASE IN CASH AND CASH EQUIVALENTS	418	226,818

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,160,239	1,647,635

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,160,657	$1,874,453